LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

Highlights (year over year):
•	Revenue Up 4% at Constant Currency to $1.18 Billion; Revenue Inclusive of Foreign Exchange Impact at $1.12 Billion
•	Concert Ticket Sales Up 4% Through April
•	Ticketmaster Global GTV Up 8% Through First Quarter
•	Ticketmaster Resale GTV Up 75% in First Quarter
•	Mobile Ticket Sales Up 35%; App Installs Up 43% to 17 Million Through First Quarter
•	Contracted Sponsorship & Advertising Net Revenue Up 17% Through First Quarter
•	Third Largest Music Ad Network in U.S. with Over 60 Million Uniques Per Month

LOS ANGELES – April 30, 2015 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three months ended March 31, 2015.

First Quarter 2015 Results
Live Nation has continued growing its business in 2015, with first quarter revenue up 4% on a constant currency basis, led by strong growth in our ticketing business.

More importantly, at four months into the year we now have enough data from leading indicators to be confident that we remain on track to deliver our 2015 plan, with continued top- and bottom-line growth as we build global market share in our core concerts, advertising and ticketing businesses.

We have built the industry’s most scalable and unparalleled live platform, bringing 400 million fans to that magical two-hour event each year. Concerts are the flywheel for our high-margin on-site, sponsorship & advertising, and commerce ticketing businesses, and this year we expect to deliver record operating results by growing each of these businesses.

Concerts Market Share Continues to Grow
Starting with the concerts business, we have now sold approximately half of our projected tickets for the year, and through April we are pacing 4% ahead of last year’s ticket sales. We continue to be the world’s leading promoter with approximately 20 of the top 25 global tours, including U2, Maroon 5, Luke Bryan and Ariana Grande. Along with attendance growth, we are also expecting to grow per-fan on-site revenue this year as our sales initiatives, particularly those focused on the high-end fans, continue to pay off.

At the same time, we are expanding our global footprint, most recently with our acquisition of the Bonnaroo Music and Arts Festival, which advances our position in the North America festival market - in 2012 we had none of the top five festivals, and we now have four of the top five, bringing us in line with Europe where we have long had a leading share in top festivals. We now have 68 festivals planned for this year, with over 5 million fans, making Live Nation the largest global festival promoter. Given their strong appeal for fans and artists, we see festivals as an important high-margin growth channel on a global basis, providing the most effective platform for monetizing fans across advertising, on-site sales, and ticketing. Our Artist Nation division continues to attract artist clients organically and through targeted acquisitions, providing a strong feeder to our concerts business.

Sponsorship & Advertising on Track for Continued Growth
In the sponsorship & advertising business we again grew at a double-digit pace, with over 20% growth in both revenue and AOI this quarter on a constant currency basis.

Contracted net revenue is up 17% as of the end of the first quarter, and we have sold over 70% of our planned sponsorship & advertising for the year, putting us ahead of schedule. This gives us confidence that we will continue growing our AOI in sponsorship & advertising this year at double-digit rates.

Through the first part of the year we have made great progress building our advertising scale, and for the first time the comScore report ranks us as the third largest music-focused advertising network in the United States, with over 60 million unique visitors each month. This firmly establishes Live Nation as one of the advertising platforms of choice in music, which we believe will now help accelerate our ad sales growth.

Our content strategy is also advancing with our Live Nation channel on Yahoo! Live continuing and expanding, and in our second year beyond live shows we will also be streaming several of our top festivals, including Electric Daisy Carnival in June and the new Landmark Music Festival for the National Mall in September. At the same time we are on schedule to launch Live Nation TV with VICE this summer.

We are also further building our base of major advertising clients, with a 10% increase in the number of companies that pay us over $1 million a year, and a corresponding 18% expected increase in revenue from these clients this year. With all these pieces coming together, Live Nation is better positioned than ever to continue building its advertising business.

Ticketmaster Platform Continuing to Grow
Ticketmaster continued to build on its global leadership as a ticket marketplace this quarter, benefiting from product improvements and increased conversion rates as we increased our global share with a 14% growth in site visits, driving an 8% increase in combined primary and secondary Gross Transaction Value. As a result, during the quarter we had three of our all-time top ticket sales days in history.

We have deployed a number of mobile product enhancements during the quarter, improving the mobile responsiveness of our websites and increasing the functionality to buy, transfer, and resell tickets and enter venues with our apps. As a result, we are rapidly growing our mobile business, with a 20% increase in mobile visits and a 35% increase in mobile ticket sales. We are similarly seeing rapid adoption of our mobile apps, up 43% from the first quarter of 2014 to over 17 million installs at the end of the first quarter this year.

Looking ahead, we are optimistic that these trends will continue and accelerate as we improve our online and mobile products, further enable distributed buying, and increase the volume of marketplace listings at Ticketmaster.

Summary
2015 is shaping up to be another year of growth and record results for the company, and we remain confident we will deliver the final year of our three-year plan. With strong leading indicators in concerts, sponsorship & advertising, and ticketing, operationally we expect revenue and AOI growth in each of our businesses and overall for Live Nation this year. And more fundamentally, we continue to see a wide set of both organic and acquisition opportunities to continue growing each of our businesses beyond 2015, directly building on the success we have achieved to date.

Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Quarterly & Financial Reports portion of the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Data above listed “through April” is as of April 24, 2015.

Photo Credits: Crowd, Madonna/Nicki Minaj, Ariana Grande: Getty Images

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and
Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Follow us @twitter.com/LiveNationInc

Investor Contact:                Media Contact:
Maili Bergman                    Melissa Zukerman
(310) 867-7000                (323) 658-1555
IR@livenation.com                melissa@pcommgroup.com

FINANCIAL HIGHLIGHTS – 1st QUARTER
(unaudited; $ in millions)

	Q1 2015 Constant Currency	Q1 2014	Growth	Q1 2015 Reported
Revenue
Concerts	$657.6	$662.5	(1%)	$623.2
Ticketing	392.5	354.5	11%	375.6
Artist Nation	79.6	72.6	10%	77.9
Sponsorship & Advertising	55.3	45.4	22%	52.1
Other & Eliminations	(8.6)	(7.7)	(12%)	(8.5)
	$1,176.4	$1,127.3	4%	$1,120.3

Adjusted Operating Income (Loss)
Concerts	$(12.6)	$(2.6)	**	$(11.6)
Ticketing	81.3	70.0	16%	78.4
Artist Nation	(4.6)	5.1	**	(4.8)
Sponsorship & Advertising	31.0	25.8	20%	28.8
Other & Eliminations	(1.6)	0.4	**	(1.6)
Corporate	(19.6)	(16.1)	(22%)	(19.6)
	$73.9	$82.6	(11%)	$69.6

Operating Income (Loss)
Concerts	$(44.7)	$(33.9)	(32%)	$(42.6)
Ticketing	35.7	21.9	63%	34.2
Artist Nation	(16.2)	(3.6)	**	(16.1)
Sponsorship & Advertising	28.6	25.2	13%	26.4
Other & Eliminations	(1.2)	0.9	**	(1.1)
Corporate	(24.7)	(22.8)	(9%)	(24.7)
	$(22.5)	$(12.3)	(83%)	$(23.9)
** percentages are not meaningful

As of March 31, 2015, total cash and cash equivalents were $1.6 billion, which includes $608 million in ticketing client cash and $360 million in free cash. Event-related deferred revenue was $919 million as of March 31, 2015, compared to $885 million as of the same date in 2014. Free cash flow was $24 million for the first quarter of 2015 as compared to $35 million in the first quarter of last year.

LIVE NATION ENTERTAINMENT, INC.
KEY OPERATING METRICS

	Three Months Ended March 31,
	2015	2014
Concerts (1)
Estimated events:
North America	3,405	3,247
International	1,630	1,559
Total estimated events	5,035	4,806
Estimated fans (rounded):
North America	5,439,000	5,700,000
International	3,143,000	3,297,000
Total estimated fans	8,582,000	8,997,000
Ticketing (2)
Number of tickets sold (in thousands)	37,920	36,652

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but number of fans is based on the days the fans were present at the festival and thus can be reported in multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our promoted events in our owned or operated venues and in certain European territories where these tickets are reported as the events occur. The total number of tickets sold reported for the three months ended March 31, 2015 and 2014 excludes approximately 72 million and 73 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q1 2015	Q1 2014
Adjusted operating income	$69.6	$82.6
Less: Cash interest expense — net	(23.4)	(27.1)
Cash taxes	(4.7)	(7.4)
Maintenance capital expenditures	(16.3)	(8.9)
Distributions to noncontrolling interests — net	(3.9)	(4.2)
Distributions from (contributions to) investments in nonconsolidated affiliates	2.7	0.1
Free cash flow	$24.0	$35.1
Revenue generating capital expenditures	(9.5)	(11.7)
Net	$14.5	$23.4

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	March 31, 2015
Cash and cash equivalents	$1,606.7
Client cash	(608.3)
Deferred revenue — event-related	(918.6)
Accrued artist fees	(36.5)
Collections on behalf of others	(31.1)
Prepaid expenses — event-related	348.1
Free cash	$360.3

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the company’s prospects for fundamental growth and delivering its 2015 plan, including top- and bottom-line growth while building its global market share in its concerts, advertising and ticketing businesses; anticipated revenue and adjusted operating income growth in each of its businesses operationally and overall for 2015; expected growth in its per-fan on-site revenue for its concerts business and the growth prospects for its concerts business; anticipated double-digit adjusted operating income growth rate for its sponsorship & advertising business in 2015; prospects for accelerated advertising sales growth; expected revenue increase in its sponsorship & advertising business due to the increase in major sponsors; prospects for continued and accelerated trends in the company’s ticketing business; and acquisition opportunities. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements and acquisition-related severance), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and non-cash and certain stock-based compensation expense. The company uses AOI to evaluate the performance of its operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of the portfolio of the businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in the company’s business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. For the purpose of determining our constant currency results, we calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss) constant currency	Foreign exchange impact	Adjusted operating income (loss) reported	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended March 31, 2015

Concerts	$(12.7)	$1.0	$(11.7)	$2.1	$0.2	$29.2	$(0.6)	$(42.6)
Ticketing	81.2	(2.9)	78.3	0.9	(0.2)	43.3	0.1	34.2
Artist Nation	(4.6)	(0.2)	(4.8)	1.3	—	10.0	—	(16.1)
Sponsorship & Advertising	31.1	(2.2)	28.9	0.5	—	2.0	—	26.4
Other and Eliminations	(1.6)	—	(1.6)	—	—	(0.5)	—	(1.1)
Corporate	(19.5)	—	(19.5)	4.8	—	0.5	(0.1)	(24.7)
Total Live Nation	$73.9	$(4.3)	$69.6	$9.6	$—	$84.5	$(0.6)	$(23.9)

	Three Months Ended March 31, 2014

Concerts	$(2.6)	$—	$(2.6)	$1.9	$0.6	$28.5	$0.3	$(33.9)
Ticketing	70.0	—	70.0	2.2	(0.1)	46.0	—	21.9
Artist Nation	5.1	—	5.1	0.4	—	7.8	0.5	(3.6)
Sponsorship & Advertising	25.8	—	25.8	0.4	—	0.2	—	25.2
Other and Eliminations	0.4	—	0.4	—	—	(0.5)	—	0.9
Corporate	(16.1)	—	(16.1)	5.1	—	0.6	1.0	(22.8)
Total Live Nation	$82.6	$—	$82.6	$10.0	$0.5	$82.6	$1.8	$(12.3)

LIVE NATION ENTERTAINMENT, INC.
SELECTED CASH FLOW INFORMATION
(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Net cash provided by operating activities	$342,546	$366,608
Net cash used in investing activities	(50,583)	(37,534)
Net cash used in financing activities	(19,200)	(4,752)
Effect of exchange rate changes on cash and cash equivalents	(48,134)	5,636
Net increase in cash and cash equivalents	224,629	329,958
Cash and cash equivalents at beginning of period	1,382,029	1,299,184
Cash and cash equivalents at end of period	$1,606,658	$1,629,142